Exhibit 10.28

FIRST AMENDMENT TO SECOND

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of September 27, 2010, by and among TELOS CORPORATION, a Maryland corporation (“Administrative Borrower”), and WELLS FARGO CAPITAL FINANCE, INC., (formerly known as Wells Fargo Foothill, Inc.), as agent (“Agent”) for the Lenders (defined below) and as a Lender.

WHEREAS, Borrowers, Credit Parties, Agent and certain other financial institutions from time to time party thereto (the “Lenders”) are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of May 17th, 2010, (as amended, restated or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, subject to the terms and conditions contained herein, Agent, Required Lenders and Administrative Borrower have agreed to amend the Loan Agreement in certain respects;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.

2. Amendments to Loan Agreement. Subject to the satisfaction of the conditions set forth in Section 4 hereof, the Loan Agreement is amended in the following respects:

(a) Section 7.8(c) of the Loan Agreement is hereby amended by inserting the following at the end of such section: “except as otherwise permitted pursuant to Section 7.11”.

(b) Section 7.11 of the Loan Agreement is hereby amended and restated as follows:

7.11 Distributions

Other than distributions or declaration and payment of dividends by a Company to a Borrower, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, exchange for Indebtedness, or retire any of any Company’s Stock, of any class, whether now or hereafter outstanding (provided that (a) all or a portion of the Private Preferred Stock may be redeemed so long as (i) the Obligations are contemporaneously repaid in full in accordance with Section 3.6 or (ii)(A) no Event of Default has occurred and is continuing, (B) the redemption price for such Private Preferred Stock reflects a discount from par value of at least 10%, (C) Administrative Borrower has provided written evidence in form and substance satisfactory to Agent of pro forma compliance by Borrower with the financial covenants in Section 7.20, (D) with respect to holders of Private Preferred Stock that are parties to a standby agreement with Agent, such holders have executed a consent letter in form and substance satisfactory to Agent and (E) the aggregate amount of Private Preferred Stock redeemed pursuant to this clause (ii) does not exceed $2,500,000 and (b) Telos ID may make distributions to Parent and to the Class B Member in an amount not to exceed the net profit of Telos ID for any applicable period of determination).

(c) Section 7.17 of the Loan Agreement is hereby amended by deleting clause (c) therein in its entirety and inserting the following in lieu thereof: “(c) redemption of Private Preferred Stock pursuant to Section 7.11”

3. Ratification. This Amendment, subject to satisfaction of the conditions set forth in Section 4 hereof, shall constitute an amendment to the Loan Agreement and all of the Loan Documents as appropriate to express the agreements contained herein. Except as specifically set forth herein, the Loan Agreement and the Loan Documents shall remain unchanged and in full force and effect in accordance with their original terms.

4. Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of the following conditions precedent:

(a) Each party hereto shall have executed and delivered this Amendment to Agent;

(b) Agent shall have received the fee described in Section 5 hereof;

(c) Borrowers shall have delivered to Agent such documents, agreements and instruments as may be requested or required by Agent in connection with this Amendment, each in form and content acceptable to Agent;

(d) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment; and

(e) All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel.

5. Amendment Fee. To induce Agent and Lenders to enter into this Amendment, Borrowers shall pay to Agent, for the benefit of Lenders, a non-refundable fee equal to $10,000 which shall be due and payable on the date hereof.

6. Reaffirmation and Confirmation. Administrative Borrower on behalf of each Company hereby ratifies, affirms, acknowledges and agrees that the Loan Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of such Company, and further acknowledges on behalf of Administrative Borrower and each Company that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Loan Agreement or any other Loan Document. Administrative Borrower on behalf of each Company hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Administrative Borrower on behalf of each Company in all respects.

7. Miscellaneous.

(a) Warranties and Absence of Defaults. To induce Agent and Lenders to enter into this Amendment, Administrative Borrower hereby represents and warrants to Agent and Lenders that:

(i) The execution, delivery and performance by it of this Amendment and each of the other agreements, instruments and documents contemplated hereby are within its corporate power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law applicable to it, its articles of incorporation and by-laws, any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon it or any of its property;

(ii) each of the Loan Agreement and the other Loan Documents, as amended by this Amendment, are the legal, valid and binding obligation of each Company party thereto enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to (A) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and (B) general principles of equity;

(iii) the representations and warranties contained in the Loan Agreement and the other Loan Documents are true and accurate as of the date hereof with the same force and effect as if such had been made on and as of the date hereof; and

(iv) each Company has performed all of its obligations under the Loan Agreement and the Loan Documents to be performed by it on or before the date hereof and as of the date hereof, it is in compliance with all applicable terms and provisions of the Loan Agreement and each of the Loan Documents to be observed and performed by it and no Event of Default or Default has occurred.

(b) Expenses. Administrative Borrower on behalf of each Company hereby agrees that Companies, jointly and severally, shall pay on demand all costs and expenses of Agent and each Lender (including the reasonable fees and expenses of outside counsel) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, Administrative Borrower on behalf of each Company hereby agrees that Companies, jointly and severally, shall pay, and save Agent harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment or the Loan Agreement, as amended hereby, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of the Loan Agreement as amended hereby.

(c) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

(d) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or by electronic transmission of a portable document file (PDF) or similar file shall be effective as delivery of a manually executed counterpart of this Amendment.

8. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Administrative Borrower on behalf of each Company and such Company’s successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Company or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b) Administrative Borrower on behalf of each Company hereby acknowledges and agrees that such Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Administrative Borrower on behalf of each Company hereby acknowledges and agrees that such Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

AGENT:

WELLS FARGO CAPITAL FINANCE, INC. (formerly known as Wells Fargo Foothill, Inc.), a California corporation

By	/s/ David J. Sanchez
Name	David J. Sanchez
Title	Director

ADMINISTRATIVE BORROWER:

TELOS CORPORATION, a Maryland corporation

By	/s/ Michael P. Flaherty
Name	Michael P. Flaherty
Title	Executive VP, General Counsel, Chief Administrative Officer

Signature Page to First Amendment to Second Amended and Restated Loan and Security Agreement